Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-273673, 333-238084, 333-226786, 333-196120, 333-176205, 333-168254, 333-168629, 333-138697, and 333-266718 as amended, where applicable) of Bausch Health Companies Inc. of our report dated August 30, 2023, with respect to the abbreviated financial statements related to the worldwide rights to Xiidra®, AcuStream, SAF312, and OJL332 (collectively, “the Assets”) of Novartis Group (“Novartis”), which report appears in the Form 8-K of Bausch Health Companies Inc. dated September 6, 2023.

/s/ KPMG AG

Basel, Switzerland
November 13, 2023